UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 31, 2009

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N.E. Moore Court

Hillsboro, Oregon 97124-6421

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Lattice Semiconductor Corporation announced that the Board on May 31, 2009 had increased its size from six to seven members and had appointed Mr. Hans Schwarz, 51, to fill the vacancy created thereby. Mr. Schwarz also will serve as a member of the Compensation Committee and as chairman of a newly designated Business Development Committee. Mr. Bruno Guilmart also has been appointed as a member of the Business Development Committee.

In connection with his services as a director, Mr. Schwarz will be entitled to the customary compensatory arrangements for outside directors, namely an annual retainer of $20,000, an annual retainer of $10,000 for service as chairman of the Business Development Committee, $1,500 for each Board meeting and $1,000 for each committee meeting he attends in person, and $750 for each Board and committee meeting he attends telephonically. In addition, at the next meeting of the Board of Directors, Mr. Schwartz will be granted an option to purchase ninety thousand (90,000) shares of the Company’s common stock pursuant to the terms of the Company’s 2001 Outside Directors’ Stock Option Plan, with 25% of the option vesting on the date of grant and an additional 6.25% of the option vesting each three months thereafter, subject to his continued service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: June 4, 2009	By:	/s/ Byron W. Milstead
Byron W. Milstead Corporate Vice President and General Counsel